Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69616, 333-49027, 333-69618, 333-89496, 333-114965, and 333-114969 on Forms S-8 of our reports dated March 14, 2005, relating to the financial statements of Speedway Motorsports, Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” as of January 1, 2002, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 14, 2005